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                   Letterhead of Goodwin, Procter & Hoar LLP

                                 July 23, 1999



Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY 10022-3852

Ladies and Gentlemen:

     As special Massachusetts counsel to The Bear Stearns Funds (the "Trust"), a Massachusetts business trust, we have been asked to render our opinion in connection with the issuance of an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest, all with $0.001 par value, representing interests in the Emerging Markets Debt Portfolio (collectively, the "Shares"), as more fully described in the prospectus (the "Prospectus") and statement of additional information (the "Statement of Additional Information") relating to the Shares contained in Post-Effective Amendment No. 25 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 33-84842) to be filed by the Trust with the Securities and Exchange Commission.

     We have examined the Agreement and Declaration of Trust dated as of September 29, 1994, as amended, the By-Laws of the Trust, the minutes of certain meetings of the Trustees, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                             Very truly yours,



                                             /s/ GOODWIN, PROCTER & HOAR LLP
                                             GOODWIN, PROCTER & HOAR LLP